Exhibit 99.1

System1 Receives Notice of Non-Compliance with New York Stock Exchange Trading Share Price Listing Rule

Company Intends to Cure the Deficiency and Regain Compliance with NYSE

Notice Has No Immediate Impact on the Listing or Trading of System1’s Class A Common Stock

LOS ANGELES, CA – January 10, 2025 – System1, Inc. (NYSE: SST) (“System1” or the “Company”), an omnichannel customer acquisition marketing platform, announced today that it was notified by the New York Stock Exchange (the “NYSE”) that it is not in compliance with Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s Class A Common Stock ("the Common Stock") was less than $1.00 over a consecutive 30 trading-day period. The notice does not result in the immediate delisting of the Company’s Common Stock from the NYSE.

The Company plans to notify the NYSE by January 21, 2025 that it intends to cure the average closing stock price deficiency and to return to compliance with the NYSE's continued listing standards. The Company can regain compliance at any time within the six-month period following receipt of the NYSE's notice if on the last trading day of any calendar month during the cure period, the Company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. The Company intends to consider available alternatives to cure the stock price non-compliance. Under the NYSE’s listing rules the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days.

The Company’s Common Stock will continue to be listed and trade on the NYSE during this period, subject to the Company’s ongoing compliance with the NYSE's other continued listing standards.

About System1, Inc.
System1 combines best-in-class technology & data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omnichannel and omnivertical, and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development & growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners. For more information, visit www.system1.com.

Investors:
Brett Milotte
ICR, Inc.
Brett.Milotte@icrinc.com